UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-50542

HYDROGEN ENGINE CENTER, INC.
(Exact name of Registrant as specified in its charter)

2502 E. Poplar Street, Algona, IA  50511
(515) 295-3178
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

 (Title of each class of securities covered by this Form)
COMMON STOCK, $.01 PAR VALUE PER SHARE

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☒
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:   408

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Hydrogen Engine Center, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

HYDROGEN ENGINE CENTER, INC.
(Registrant)

May 15. 2009	By: /s/ Theodore G. Hollinger
Theodore G. Hollinger
President and CEO